Fourth Quarter 2020
Conference Call Script
November 9, 2020
9:00 a.m.

Whit Kincaid

Good morning everyone. Thank you for joining us on Mueller Water Products’ fourth quarter and fiscal year-end 2020 conference call. We issued our press release reporting results of operations for the quarter ended September 30, 2020, yesterday afternoon. A copy of the press release is available on our website, muellerwaterproducts.com.

Scott Hall, our president and CEO, and Martie Zakas, our CFO, will be discussing our 2020 fourth quarter and full-year results, market conditions and our current outlook for 2021.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to accompany today's discussion, and to address forward-looking statements and our non-GAAP disclosure requirements.
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At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call. It discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-800-876-9512. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

    I'll now turn the call over to Scott.

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Scott Hall

Thanks Whit.

Thank you for joining us today. I hope everyone listening to our call is staying safe and healthy. Before turning the call over to Martie to discuss our 2020 fourth quarter and full-year results, I will provide a brief overview of the quarter.

First, I want to thank all of our employees who continue to do an exceptional job operating in an extremely challenging environment resulting from the ongoing pandemic. I am proud of their steadfast commitment to our customers, our suppliers, our communities and other team members. We continue to improve our procedures to ensure that we maintain high customer service levels and keep our employees safe and healthy. I remain inspired by our team members' sustained efforts during such an unprecedented period in our history.

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I believe that we will be dealing with the impacts of the pandemic for quite some time. As an essential business, we will maintain focus on operating with enhanced procedures to protect our employees, customers and communities. Our response team has continued to provide leadership and communication throughout this crisis. Most importantly, we will continue to work closely with our customers to provide the products and services needed to manage and maintain our critical water infrastructure.

Our financial performance significantly improved sequentially in the fourth quarter, with net sales close to the high end of our guidance and adjusted EBITDA above our guidance. These results were due to the strength of our product offerings, our end markets and our improved operational performance. We generated sequential net sales growth at both Infrastructure and Technologies resulting from increased repair and replacement activity and the swift recovery in residential construction.

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Our teams executed well during the fourth quarter, evidenced by increasing adjusted EBITDA 1.2 percent, even though our consolidated net sales decreased 0.6 percent. Our improved operational performance helped deliver a 130 basis point increase in gross margin, excluding the Krausz inventory acquisition costs in the prior year quarter. As a result, our adjusted EBITDA margin improved 40 basis points in the fourth quarter.

Our focus on increasing cash flow during the quarter enabled us to further strengthen our balance sheet as we ended September with $209 million in cash outstanding. In the third and fourth quarters, we shifted our priorities to enhance our cash flow from operations, while also continuing to invest in the business in anticipation of the markets returning to a more normalized level. We continue to be disciplined and believe that we are in a strong position entering 2021.

We will prioritize investing in our business through new product development, executing our capital investments and making bolt-on acquisitions. Given the improvements we have seen to date, we have
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ended our voluntary suspension on share repurchases that we instituted as a cautionary measure resulting from the pandemic. Going forward, we will continue to return cash to shareholders, primarily through our quarterly dividend, which our Board of Directors recently increased by 5 percent.

In summary, we finished 2020 better than we expected, especially given the pandemic. We also witnessed the resiliency of our business, which provides essential products and services for water utilities to do their planned and unplanned repair and replacement work. Despite the challenges, our teams stepped up to the task. Importantly, we believe that the lessons learned during this pandemic further reinforce the imperative of our strategic priorities to become an innovative leader in the water infrastructure industry and position ourselves for sustained long-term growth. I continue to be excited about our transformation and am confident in our ability to adapt and execute in this environment. Later in the call, I will address our key strategies and expectations for 2021.

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With that, I’ll turn the call over to Martie.
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Martie Zakas

Thanks Scott, and good morning everyone. I hope you and your families continue to be safe and healthy. I will start with our fourth quarter consolidated GAAP and non-GAAP financial results, then review our segment performance and finish with a discussion of our cash flow and liquidity.

During the fourth quarter, we generated consolidated net sales of $265.3 million, which decreased $1.6 million, or 0.6 percent, as compared with fourth quarter last year. The decrease was primarily due to reduced shipment volumes related to the pandemic impacting Technologies, partially offset by increased volumes and higher pricing at Infrastructure. We did see a sequential rebound in our net sales from third quarter, with an increase of $36.8 million.

Our gross profit this quarter increased $5.1 million, or 5.7 percent, to $93.9 million, with a gross margin of 35.4 percent. Gross margin increased 210 basis points versus the prior year, primarily due to the
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Krausz inventory acquisition costs in the prior year quarter, improved manufacturing performance and increased sales at Infrastructure. These gross margin benefits were partially offset by the decrease in shipment volumes at Technologies and $3.6 million of expenses related to the pandemic. Gross margin increased by 130 basis points, excluding $2.3 million of costs associated with the Krausz inventory acquisition costs in the prior year.

Selling, general and administrative expenses of $52.1 million in the quarter increased $3.6 million versus the prior year. The increase was primarily due to higher personnel-related costs and IT-related activities, partially offset by temporary savings relating to the pandemic, including reduced travel, trade shows and events. SG&A as a percent of net sales was 19.6 percent in the fourth quarter compared to 18.2 percent in the prior year.

Operating income of $40.7 million increased $1.7 million, or 4.4 percent, in the fourth quarter compared to $39.0 million in the prior year.
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Operating income includes strategic reorganization and other charges of $1.1 million in the quarter, which are primarily personnel-related.

Turning now to our consolidated non-GAAP results.

Adjusted operating income of $41.8 million improved $13.2 million sequentially, and decreased $800 thousand, or 1.9 percent, as compared with $42.6 million in the prior year quarter. The decrease was primarily due to lower shipment volumes at Technologies and $4.0 million of expenses related to the pandemic, which were partially offset by $3.1 million of temporary SG&A savings, improved manufacturing performance and higher sales at Infrastructure.

    Adjusted EBITDA of $57.6 million increased $700 thousand, or 1.2 percent, leading to an adjusted EBITDA margin of 21.7 percent, which is 40 basis points better than the prior year. For the full-year 2020, adjusted EBITDA was $190.6 million, or 19.8 percent of net sales.

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    For the quarter, we generated adjusted net income per share of $0.17 compared with $0.19 in the prior year.

    Turning now to segment performance, starting with Infrastructure.

    Infrastructure net sales of $242.5 million increased 15.5 percent sequentially and increased 3.3 percent as compared with the prior year, primarily due to increased shipment volumes and higher pricing.

Adjusted operating income of $57.0 million increased $5.8 million, or 11.3 percent, in the quarter. The increase is primarily due to improved manufacturing performance and increased sales, partially offset by higher costs associated with inflation and $2.9 million of expenses related to the pandemic, excluding $2.5 million of temporary SG&A savings, which primarily relate to travel, trade shows and conferences.

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Adjusted EBITDA of $69.8 million increased $6.6 million, or 10.4 percent, leading to an adjusted EBITDA margin of 28.8 percent and a conversion margin of 85 percent in the quarter.

    Moving on to Technologies…

    Technologies net sales of $22.8 million increased 22.7 percent sequentially and decreased 29.2 percent as compared with the prior year. This decrease was primarily due to lower volumes related to the pandemic, which continues to impact the timing of some leak detection and metering projects, and large customer orders for Echologics in the prior year quarter.

    Adjusted operating loss was $2.5 million, as compared with adjusted operating income of $800 thousand in the prior year. This decrease was primarily due to lower shipment volumes and $700 thousand of expenses related to the pandemic, excluding $300 thousand of temporary SG&A savings, which were partially offset by improved manufacturing performance and lower SG&A expenses.
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    Technologies adjusted EBITDA was a loss of $400 thousand, as compared with adjusted EBITDA of $2.8 million in the prior year, leading to a decremental margin of 34 percent in the quarter.

    Moving on to cash flow.

Net cash provided by operating activities for the fiscal year ended September 30, 2020 improved $47.8 million to $140.3 million, primarily driven by improvements in inventory management. As a reminder, cash provided by operating activities in the first quarter included the payment associated with the Walter Tax settlement, which was $16.6 million net of the tax benefit.

We invested $16.5 million in capital expenditures during the fourth quarter, bringing the year-to-date total to $67.7 million as compared with $86.6 million in the prior year. The $18.9 million decrease in capital expenditures for the year was primarily due to the timing of spending for our large capital projects as we postponed some of the work at our new
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Brass foundry. Free cash flow for the year improved $66.7 million to $72.6 million as compared with free cash flow of $5.9 million in 2019.

    At September 30, 2020, we had total debt of $447.6 million and cash and cash equivalents of $208.9 million. We did not have any borrowings under our ABL Agreement at year end, nor did we borrow any amounts under our ABL during the year. At the end of the fourth quarter, our net debt leverage ratio was 1.3 times. As a reminder, we currently have no debt maturities before June 2026. Our 5.5 percent notes have no financial maintenance covenants, and our ABL Agreement is not subject to any financial maintenance covenants unless we exceed the minimum availability thresholds. Based on September 30, 2020 data, we had approximately $133.9 million of excess availability under the ABL agreement, which brings our total liquidity to $342.8 million. In summary, we have a strong balance sheet with ample liquidity. We are well-prepared to continue with our capital allocation opportunities as well as to deal with the ongoing challenges from the pandemic.

    Scott, back to you.
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Scott Hall

Thanks Martie.

    Let's now discuss our end markets, key strategies and expectations for full-year 2021. After that, we'll open the call up for questions.

Overall, our end markets improved sequentially during the fourth quarter. Municipal customers increased their level of activity from the third quarter, prioritizing critical network maintenance and existing infrastructure projects. The level of repair and replacement and project activity continues to vary significantly across the country. Regions experiencing faster population growth and smaller economic headwinds are recovering more quickly. Although we continue to see some delays in the approvals or implementation of new projects, we haven't seen cancellations.

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We continue to expect that the project-related portion of the municipal water market will remain challenged as budgets adjust to the impacts from the pandemic. This will affect the project-related areas of our business, principally metering, leak detection and specialty valve products. We remain hopeful that additional federal stimulus efforts will help municipalities get through this challenging period relatively quickly, so they can continue to address their aging distribution networks. However, we believe that the break-fix portion of municipal treatment, collection and distribution budgets will be much more resilient. As a reminder, we estimate that approximately two-thirds of our net sales relate to the repair and replacement activities of utilities.

The residential construction end market continued to show signs of strength in the fourth quarter, as evidenced by the double-digit increase in housing starts, primarily for single-family residences. We believe that residential construction will continue to outperform primarily based on low mortgage rates, relatively low lot inventories and elevated demand levels. Developed lot inventories have remained relatively low since the Great Recession, so given the backdrop, we expect builders to increase
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their inventories to meet the higher demand. However, the pace of residential construction is highly dependent on a number factors, including the pandemic and the seasonality of construction activity, which could restrain some builders heading into the winter months.

Regardless of the current external environment, we have made progress on our key strategies to strengthen and grow the business. New product development and commercialization efforts, especially for our digitally-enabled products, remain an important part of our strategic priorities. Even with the ongoing challenges, we have some exciting new products in the late stages of the commercialization process. We are looking forward to a number of key launches in 2021, and will also continue to add products to the product development funnel.

We believe that digital solutions, which account for a relatively small amount of utility budgets, will receive greater attention going forward, as the pandemic highlights the need for and motivates utilities to increase investments in network, workforce and asset management. Today we have several digitally-enabled products addressing their needs
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and we continue to make progress with our smart hydrant, which is being piloted by customers. Our new product development and commercialization efforts will prioritize digitally-enabled products and solutions that focus on addressing utilities' most critical problems. We will increasingly incorporate technology into our existing product portfolio to leverage our SentryxTM software platform and our extensive installed base of infrastructure products.

Additionally, we will expand the capabilities of SentryxTM to allow utilities to identify and prioritize leaks, measure and control network pressures, assess water quality, view metering data, remotely flush water lines, and utilize data analytics to manage their network assets remotely. Given the progress we made this year, especially amidst the pandemic, I have confidence that our teams will deliver on this vision while we navigate the challenging operating environment.

    We are making significant progress on our multi-year effort to drive operational excellence and modernize our manufacturing facilities. We are committed to improving our culture of execution to become a world-
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class manufacturing organization. Achievement of these priorities will provide a strong foundation for future growth and enable us to generate attractive returns on our capital investments.

As we have discussed previously, three transformational projects are expected to account for approximately $130 million of capital spending. Together, we believe they will drive approximately $30 million of annualized incremental gross profit through a combination of efficiencies and sales growth. This is after all of the projects are completed and production is fully ramped up. We completed the large foundry expansion in Chattanooga, Tennessee, and are focused on ramping up production this year. The two still underway are the new facility in Kimball, Tennessee, and new brass foundry in Decatur, Illinois. As a reminder, we decided to defer the timing of the construction of our Decatur facility to help preserve cash, after the declaration of the pandemic.

Our fiscal 2021 annual guidance for capital expenditures of $80 to $90 million is above our long-term target primarily because two of the
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large capital projects that I mentioned remain underway. Our annual guidance for 2021 is the same guidance we originally had for 2020, prior to the pandemic. Once the new brass foundry is complete, which is expected in 2023, we anticipate that capital expenditures as a percentage of consolidated net sales will decrease to less than 4 percent, further enhancing our free cash flow.

I will now discuss our expectations for 2021 in more detail . We are sharing this outlook to provide a framework for how we expect to grow the business this year. Clearly, we remain in a time of unprecedented uncertainty, from both national health and economic perspectives, which will impact our performance. The overall level of COVID infections in the communities in which we live and work will be a factor in our ability to increase sales and improve profitability.

We believe that continued strong growth in the residential construction end market will help offset any challenges in the project-related areas of our business. Our expectations also take into account our current backlog, new product initiatives and channel strategies. This
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outlook includes the strong bookings we saw at Technologies in 2020. The backlog for Metrology is $39 million higher compared with last year primarily due to new customer wins at Newport News, Virginia, and Newport Beach, California.

For the full-year 2021, we currently anticipate that consolidated net sales will be between flat and 3 percent higher than the prior year. We saw great variability in our quarterly net sales performance throughout 2020, where we generated strong organic sales growth in the first half of the year, prior to the pandemic. For the first quarter of 2021, we expect consolidated net sales to increase versus the prior year resulting from fourth quarter orders and our shippable backlog at the end of September. In the second quarter, we anticipate that net sales will decrease versus a 10.1 percent net sales growth in the prior year quarter, which benefited from stocking orders. We anticipate that in our third quarter, net sales growth could be the strongest, since we are lapping the beginning of the pandemic.

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For the full-year, we expect that adjusted EBITDA will increase between 4 percent and 7 percent as compared with the prior year, driven by the anticipated volumes and improved operational execution. Finally, we expect to generate positive free cash flow for the full year, without the large working capital benefit we generated in 2020. Our expectations assume that the pandemic’s impact does not significantly change from what we experienced in the fourth quarter. We also expect that we will continue to incur some level of expenses associated with the pandemic, which will largely impact our results in the first half of 2021.

Most importantly, our focus remains on keeping our employees safe, protecting our communities, delivering exceptional products and support to our customers, and generating strong cash flow. Our strategies are supported by our strong balance sheet, liquidity and cash flow. We will maintain a balanced approach to capital allocation to strengthen and grow the business through capital investments and bolt-on acquisitions. Additionally, we will continue to return cash to our shareholders, primarily through our ongoing quarterly dividend, and we will continue to prioritize flexibility, primarily for potential acquisitions.
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Our teams remain well prepared to face the ongoing uncertainty relating to the pandemic, and I am confident in our ability to adapt and execute to any changes in our environment.

Before moving to Q&A, I want to briefly discuss our view and approach to sustainability. We recognize the important role that we play in ensuring water is delivered more safely and efficiently than ever before. For many years, Mueller Water Products has had an Environmental, Health and Safety program, including a dedicated Board committee to provide oversight. Safety and environmental stewardship are top priorities and are included in our annual executive incentive targets. We will further elevate and showcase our sustainability initiatives through our inaugural ESG report to be published in December. We look forward to discussing our key strategies for becoming a leader in sustainability.

And with that, Operator, please open this call for questions.

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